As filed with the Securities and Exchange Commission on March 1, 2022

Registration No. 333-257995

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE BEAUTY HEALTH COMPANY

(Exact name of registrant as specified in its charter)

Delaware	3841	85-1908962
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

2165 Spring Street

Long Beach, CA 90806

(800) 603-4996

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Liyuan Woo

Chief Financial Officer

2165 Spring Street

Long Beach, CA 90806

(800) 603-4996 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Brent T. Epstein, Esq.

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, CA 90071

(213) 485-1234

Approximate date of commencement of proposed offer to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (333-257995)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-1 of The Beauty Health Company (File No. 333-257995), initially filed on July 19, 2021 and declared effective by the Securities and Exchange Commission on July 26, 2021 (the “Registration Statement”), is being filed as an exhibit-only filing solely to file a consent of Deloitte & Touche LLP with respect to its report dated March 1, 2022 relating to the financial statements of The Beauty Health Company contained in its Annual Report on Form 10-K for the year ended December 31, 2021, filed herewith as Exhibit 23.1 (the “Consent”). Accordingly, this Amendment consists only of the facing page, this explanatory note, Item 16 of Part II of the Registration Statement, the signature pages to the Registration Statement, and the Consent. The prospectus and the balance of Part II of the Registration Statement are unchanged hereby and have been omitted.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed herewith or incorporated by reference herein:

EXHIBIT INDEX

Exhibit Number	Description

2.1+*	Agreement and Plan of Merger, dated as of December 8, 2020, by and among Vesper Healthcare Acquisition Corp., Hydrate Merger Sub I, Inc., Hydrate Merger Sub II, LLC, LCP Edge Intermediate, Inc. and LCP Edge Holdco, LLC, in its capacity as the Stockholders’ Representative (filed as Exhibit 2.1 to the Current Report on Form 8-K of the Company on December 9, 2020 and incorporated herein by reference).

3.1*	Second Amended and Restated Certificate of Incorporation of The Beauty Health Company (filed as Exhibit 3.1 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

3.2*	Amended and Restated Bylaws of The Beauty Health Company (filed as Exhibit 3.2 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

4.1*	Indenture, dated as of September 14, 2021, between The Beauty Health Company and U.S. Bank National Association, as trustee (filed as Exhibit 4.1 to the Current Report on Form 8-K of the Company on September 14, 2021 and incorporated herein by reference).

4.2*	Specimen Class A Common Stock Certificate (filed as Exhibit 4.2 to the Registration Statement on Form S-1 (File No. 333-248717) of the Company on September 21, 2020 and incorporated herein by reference).

4.3*	Specimen Warrant Certificate (filed as Exhibit 4.3 to the Registration Statement on Form S-1 (File No. 333-248717) of the Company on September 21, 2020 and incorporated herein by reference).

4.4*	Form of certificate representing the 1.25% Convertible Senior Notes due 2026 (filed as Exhibit A to Exhibit 4.1 to the Current Report on Form 8-K of the Company on September 14, 2021 and incorporated herein by reference).

4.5*	Warrant Agreement, dated September 29, 2020, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (filed as Exhibit 4.1 to the Current Report on Form 8-K of the Company on October 5, 2020 and incorporated herein by reference).

4.6*	Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (filed as Exhibit 4.4 to the Annual Report on Form 10-K of the Company on March 1, 2022 and incorporated herein by reference).

5.1*	Opinion of Latham & Watkins LLP as to the validity of shares of The Beauty Health Company Class A Common Stock and warrants.

10.1*	Form of Subscription Agreement (filed as Exhibit 10.1 to the Current Report on Form 8-K of the Company on December 9, 2020 and incorporated herein by reference).

10.2*	Amended and Restated Registration Rights Agreement dated as of May 4, 2021, by and among the Company, BLS Investor Group LLC and the stockholders of LCP Edge Intermediate, Inc. (filed as Exhibit 10.2 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.3*	Investor Rights Agreement dated as of May 4, 2021, by and between the Company and LCP Edge Holdco, LLC (filed as Exhibit 10.3 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.4#*	The Beauty Health Company 2021 Incentive Award Plan (filed as Exhibit 10.1 to the Current Report on Form 8-K of the Company on April 30, 2021 and incorporated herein by reference).

10.5#*	The Beauty Health Company 2021 Employee Stock Purchase Plan (filed as Exhibit 10.2 to the Current Report on Form 8-K of the Company on April 30, 2021 and incorporated herein by reference).

10.6#*	Employment Agreement, dated as of May 4, 2021, between Clinton E. Carnell, Edge Systems LLC d/b/a The HydraFacial Company and The Beauty Health Company (filed as Exhibit 10.6 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.7#*	Employment Agreement, dated as of May 4, 2021, between Liyuan Woo, Edge Systems LLC d/b/a The HydraFacial Company and The Beauty Health Company (filed as Exhibit 10.7 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.8#*	Employment Agreement, dated as of August 4, 2021, between Indra Pamamull and The Beauty Health Company (filed as Exhibit 10.7 to the Annual Report on Form 10-K of the Company on March 1, 2022 and incorporated herein by reference).

10.9#*	Employment Agreement, dated as of October 1, 2021, between Stephan Becker and The Beauty Health Company (filed as Exhibit 10.9 to the Annual Report on Form 10-K of the Company on March 1, 2022 and incorporated herein by reference).

10.10#*	Offer Letter dated as of April 29, 2021, between Daniel Watson, Edge Systems LLC d/b/a The HydraFacial Company and The Beauty Health Company (filed as Exhibit 10.8 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.11#*	Offer Letter dated as of August 4, 2021, between Indra Pamamull and The Beauty Health Company (filed as Exhibit 10.8 to the Annual Report on Form 10-K of the Company on March 1, 2022 and incorporated herein by reference).

10.12#*	Form of Stock Option Award Agreement (CEO and CFO) (filed as Exhibit 10.9 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.13#*	Form of Stock Option Award Agreement Form (Non-CEO and CFO) (filed as Exhibit 10.10 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.14#*	Form of Performance-Based Restricted Stock Unit Agreement (filed as Exhibit 10.11 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.15#*	The Beauty Health Company Executive Severance Plan (filed as Exhibit 10.12 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.16#*	Form of Indemnity Agreement (filed as Exhibit 10.13 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.17#*	Amended and Restated Management Services Agreement dated as of May 4, 2021, by and among Linden Manager III LP, Edge Systems LLC d/b/a The HydraFacial Company and The Beauty Health Company (filed as Exhibit 10.14 to the Current Report on Form 8-K of the Company on May 10, 2021 and incorporated herein by reference).

10.18#*	Form of Confirmation for Capped Call Transactions (filed as Exhibit 10.1 to the Current Report on Form 8-K of the Company on September 14, 2021).

10.19*	Credit Agreement, dated as of December 30, 2021, among Edge Systems LLC, as borrower, the other loan parties thereto, the other lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (filed as Exhibit 10.1 to the Current Report on Form 8-K of the Company on January 4, 2022).

21.1*	Subsidiaries of the Registrant (filed as Exhibit 21.1 to the Annual Report on Form 10-K of the Company on March 1, 2022 and incorporated herein by reference).

23.1	Consent of Deloitte & Touche LLP (with respect to The Beauty Health Company consolidated financial statements).

23.2*	Consent of Marcum LLP (with respect to Vesper Healthcare Acquisition Corp. financial statements).

23.3*	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase

101.DEF*	XBRL Taxonomy Extension Definition Linkbase

101.LAB*	XBRL Taxonomy Extension Label Linkbase

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase

+

Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) or Item 601(b)(10)(iv), as applicable, of Regulation S-K. The Registrant agrees to furnish supplemental copies of all omitted exhibits and schedules to the Securities and Exchange Commission upon its request.

#	Management contract or compensatory plan or arrangement.
*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Long Beach, State of California, on this 1st day of March, 2022.

The Beauty Health Company

By:	/s/ Andrew Stanleick
Andrew Stanleick President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Andrew Stanleick Andrew Stanleick	President, Chief Executive Officer and Director (Principal Executive Officer)	March 1, 2022

/s/ Liyuan Woo Liyuan Woo	Chief Financial Officer (Principal Financial and Accounting Officer)	March 1, 2022

* Brenton L. Saunders	Executive Chairman	March 1, 2022

* Michael Capellas	Director	March 1, 2022

* Dr. Julius Few	Director	March 1, 2022

* Desiree Gruber	Director	March 1, 2022

* Michelle C. Kerrick	Director	March 1, 2022

* Brian Miller	Director	March 1, 2022

* Doug Schillinger	Director	March 1, 2022

*By:	/s/ Liyuan Woo	March 1, 2022
Liyuan Woo Attorney-in-fact